Exhibit 10.2

ASSET SALE AGREEMENT

 BETWEEN

THE WELL GROUP, INC. AND SALON MEDIA GROUP, INC.

1.             Parties

This is an agreement between SALON MEDIA GROUP, INC., a Delaware Corporation (“Seller”) and THE WELL GROUP, INC., a California Corporation (“Buyer”).

2.             Purpose of Agreement

Seller is selling to Buyer and Buyer is purchasing from Seller the assets described below constituting The Well, an online discussion forum (the “Business”). The purpose of this agreement is to transfer the ownership of those assets unique to the Business from Seller to Buyer, along with all property owned by Seller required to operate the Business as a going concern.

3.             Assets Being Sold; Liabilities Being Assumed

A.            Seller hereby agrees to sell the following assets of the Business, effective as of the closing:

1.             The goodwill of the Business, including the current business name.

2.             All right, title, and ownership, in the form of membership units, in that entity known as The WELL, LLC, a California Limited Liability Company.

3.             The domain name “well.com” and all URLs associated with it.

4.             All contracts and agreements with third parties listed on Exhibit A (the “Assumed Contracts”).

5.             All of Seller's right, title, and interest in and to the trade names, logos, copyrights, service marks, trademarks, licenses, and other Intellectual Property as detailed in Exhibits B1 and B2.

6.             The property and materials required to operate the Business as a going concern, as detailed in Exhibit C.

Except as expressly set forth in this Section 3, no assets of Seller will be transferred pursuant to this Agreement to Buyer.

B.             Buyer hereby agrees to assume all obligations of Seller under any Assumed Contracts, effective as of the closing.

Except as expressly set forth in this Section 3, Buyer assumes no other liabilities of Seller.

4.             Purchase Price and Allocation

A.            The purchase price for the assets listed in this section is Four Hundred Thousand Dollars ($400,000.00).

B.             Buyer shall prepare, in consultation with Seller, an allocation of the purchase price by category in accordance with Section 1060 of the Internal Revenue Code and Treasury regulations, and any similar provision of state, local or foreign law, as appropriate.  Provided such allocation is reasonable and that Seller has had an opportunity to review and comment on the allocation, such allocation shall be binding upon Seller.  Buyer shall deliver a preliminary draft of such allocation no later than November 30, 2012 and final notice of determination of such allocation to Seller by December 31, 2012.  Buyer and Seller shall file required tax documents, including IRS Form 8594, in a manner consistent with such allocation.  Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation.  Neither Buyer nor Seller shall take any position, whether in audits, tax returns or otherwise, that is inconsistent with such allocation unless required to do so by applicable law.

5.             Payment at Closing

At closing, Buyer will pay Seller the total amount of the sale price specified in Section 4, subject to any adjustments provided for in the next section.  The payment will be made by wire transfer to the following account:
Silicon Valley Bank
Salon Media Group
Acct No. 3300254202
Routing No. 121140399.

6.             Adjustment of Purchase Price

In accordance with generally-accepted accounting standards, Seller shall be entitled to revenues ratably accrued for service up to and including the date of closing, and Buyer thereafter.  Revenue received by Seller prior to closing for services to be rendered by Buyer after the closing will be deducted from the purchase price paid by Buyer at the closing.  Revenue received by Seller after the closing for services to be rendered by Buyer after the closing will be paid to Buyer within 30 days of Seller’s receipt of the same.

With respect to the Business's vendor contract transferred in connection with this agreement, including Amazon Web Services, Seller shall be responsible for payment for services provided up to and including the date of closing, and Buyer thereafter.  Liabilities accrued by Seller under such contracts for conduct occurring prior to the closing shall be paid by Seller.  Correspondingly, payments made in advance of the closing by Seller to vendors for future services that will be provided to Buyer after the closing will be added to the aggregate purchase price paid by Buyer at the closing.

At closing, all adjustments described above will be calculated on a “net” basis and the aggregate purchase price paid by Buyer at the closing will be adjusted accordingly.

7.             Covenant; Liabilities and Indemnity

Buyer hereby covenants and agrees that it will operate the Business after the closing in substantially the same manner as Seller has operated the Business to date, and will use the personal information of members of the Well community consistent with the purposes for which Seller collected such information.

Seller will indemnify, defend, and hold Buyer harmless from and against any and all debts, liabilities, claims, charges, demands, or complaints, whether presently known or unknown, arising out of the Seller's ownership or use of the assets transferred before closing. Seller will pay all debts and other liabilities, whether now known or unknown, that are or may become a lien or encumbrance on the assets being bought by Buyer, and take all actions necessary to exonerate the assets, to the extent such debts or other liabilities relate to, or such liens or encumbrances result directly and proximately from, Seller’s operation of the Business prior to the closing.  Buyer agrees that it will not settle any claims from any third party for which indemnification is sought without the prior written consent of Seller, which consent shall not unreasonably be withheld.

Buyer will indemnify, defend, and hold Seller harmless from and against any and all debts, liabilities, claims, charges, demands, or complaints, whether presently known or unknown, arising out of Seller’s execution and performance of this Agreement, Buyer’s breach of any covenant’s herein, Seller’s transfer of personal information of members of the Well community to Buyer pursuant to this Agreement and Buyer’s ownership or use of the assets transferred pursuant to this Agreement, including without limitation the personal information of members of the Well community.  Buyer will pay all debts and other liabilities that result directly and proximately from Buyer’s operation of the Business at and after the closing.  Seller agrees that it will not settle any claims from any third party for which indemnification is sought without the prior written consent of Buyer, which consent shall not unreasonably be withheld.

Buyer and Seller waive compliance with the provisions of the bulk sales law of the state of California.

8.             Seller's Representations and Warranties

Seller represents and warrants that:

A.            The assets being sold pursuant to this agreement will be conveyed free of all claims, liens, restrictions, or encumbrances and no party other than Seller or The Well LLC, a California corporation, has any claims of ownership to the assets being sold pursuant to this agreement.

B.             Seller has paid all taxes, the failure to pay of which would materially and adversely affect the Business and the assets transferred.

C.             There are no judgments, claims, liens, or proceedings pending against Seller, the Business, or the assets being sold, and none will be pending at closing.  To the best of Seller's knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it or the Business, nor any pending or threatened claim or charge that would materially impair or prevent the Buyer’s operation of the Business, or materially impair the value of the assets transferred.

D.             There have been no material adverse changes in the conduct or condition of the Business since June 29, 2012 or the date of any disclosure of information by Seller to Buyer, whichever is more recent.

E.             All business and financial information previously given to Buyer with respect to the operation of the Business were accurate in all material respects as of the date on which such information was delivered.

F.             Until the conveyance of the assets to be sold hereunder, Seller will operate the Business in a manner consistent with past practice, and will use commercially reasonable efforts to maintain the goodwill of suppliers, customers, and all others having business relationships with the Business.

G.             Seller is a corporation in good standing under the laws of the state of Delaware, with the right to do business in the state of California, and has (and at closing will have) the authority to perform the obligations contained in this agreement.

H.            The corporate officer executing this agreement has the capacity and full authority to execute this agreement on the part of Seller, and all action required of Seller's Board of Directors required to give effect to this agreement has been taken.

I.              To the best of Seller's knowledge, the assets set forth on Exhibits A, B1, B2 and C represent all of the assets of Seller necessary for Buyer to operate the Business in substantially the manner in which it has been operated by Seller.

J.             Seller is in compliance in all material respects with all laws, ordinances, or regulations applicable to the operation of the Business.

K.            Seller is not delinquent or in default on any accounts or contracts related to the operation of the Business, or any other agreements or liabilities that could give rise to a claim creating a lien against, or a cloud on the title of, the assets transferred.

L.             Execution of this agreement does not conflict with, violate or constitute a default under the terms, conditions or provisions of any agreement to which Seller is a party, or violate any law, judgment, order or decree, and will not result in the creation of any liens or encumbrance on any of the assets transferred.

M.           The Business presently has no employees.  No employee, former employee, or independent contractor of Seller who participated in the operation of the Business has any outstanding claim for salary, wages, benefits, workers' compensation, or other compensation from Seller in connection with performing services for the Business prior to the closing.  In the event that such a claim arises and is made against Buyer by an employee, former employee or independent contractor of Seller relating to service to the Business prior to the closing, Seller will indemnify, defend, and hold Buyer harmless from and against any claim, regardless of merit.

N.             Intellectual Property

1.             The assets to be transferred hereunder include ownership of or a right to use pursuant to a valid and enforceable written license, sublicense, agreement or permission all Intellectual Property reasonably necessary for the operation of the Business as presently conducted.  Each item of Intellectual Property owned or used by Seller in connection with the operation of the Business immediately prior to closing will be transferred in connection with the closing and owned or available for use by Buyer on identical terms and conditions immediately after the closing.  As of the date hereof, Seller has taken all action reasonably necessary to maintain and protect each item of Intellectual Property that it owns or uses.

2.             To the knowledge of Seller, Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and no director, officer or employee with responsibility for Intellectual Property matters of the Seller has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation, including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party. To the knowledge of any director, officer or employee with responsibility for Intellectual Property matters of Seller, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Seller.

3.             Exhibit B1 identifies each registered or unregistered trademark, service mark, trade name, corporate name, Internet domain name, uniform resource locator (“URL”), computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $250 in the aggregate) and copyright used by Seller in connection with its business. With respect to each item of Intellectual Property required to be identified in Exhibit B1: (i) the item is free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or threatened that challenges the legality, validity, enforceability, use or ownership of the item, and there are no grounds for the same; (iv) Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item; and (v) no loss or expiration of the item is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms, and not as a result of any act or omission by Seller, including without limitation, a failure by Seller to pay any required maintenance fees.

4.             Exhibit B2 identifies each item of Intellectual Property that any third party owns and Seller uses pursuant to license, sublicense, agreement or permission.

5.             To the Knowledge of any director, officer or employee with responsibility for Intellectual Property matters of the Seller: (i) Seller has not in the past and will not interfere with, infringe upon, misappropriate or otherwise come into conflict with any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted and as presently proposed to be conducted; and (ii) no notices or demands to license regarding any of the foregoing have been received.

6.             Seller has taken all reasonably necessary and desirable actions to maintain and protect all of its Intellectual Property and will continue to use commercially reasonable efforts to maintain and protect all of its Intellectual Property so as not to adversely affect the validity or enforceability thereof.

O.            Seller will indemnify, defend, and hold Buyer harmless from and against any financial loss, legal liability, damage, or expense arising from any material breach of the representations and warranties contained in this Section 8; provided that in no event shall such liability be triggered unless at least $10,000 of damages can be proven by Buyer; provided further that, except in the event of intentional fraud by Seller, no liability of Seller under this Agreement shall exceed the cash proceeds that Seller receives in connection with the consummation of the transactions contemplated by this agreement.

P.             These representations and warranties will survive the closing.

9.             Buyer's Representations and Warranties

Buyer explicitly represents and warrants that:

A.            Buyer is a corporation in good standing under the laws of the state of California, and has (and at closing will have) the authority to perform the obligations contained in this agreement.

B.             The corporate officer executing this agreement has the capacity and full authority to execute this agreement on the part of Buyer, and no additional previous or future action by Buyer's Board of Directors, Shareholders, or management is required to give effect to this agreement.

C.             Execution of this agreement does not conflict with, violate or constitute a default under the terms, conditions or provisions of any agreement to which Buyer is a party, or violate any law, judgment, order or decree, and will not result in the creation of any liens or encumbrance on any of the assets transferred.

D.             These representations and warranties will survive the closing.

10.           Items not Part of Agreement

Buyer and Seller agree that this agreement does not include any real property, tangible personal property (except miscellaneous items such as account books, log books, manuals, binders, keys, or paper records required to effect the agreement or evidence financial or other business information), leases or leaseholds, employees or employment contracts, or independent contractor or personal service contracts.

11.           Closing

The closing will take place as follows:

Date: Friday, September ____, 2012
Time: 12:00 Noon
Location: Seller's offices at 101 Spear Street, Suite 203, San Francisco, CA 94105

At closing, Buyer and Seller will sign the instruments of conveyance specified in this agreement and all other documents reasonably needed to transfer the assets of the Business to Buyer. Buyer will pay Seller the amount specified in Section 4 of this agreement, Seller will transfer to Buyer the assets of the Business specified in Section 3 and Buyer will assume the liabilities specified in Section 3.

12.           Documents of Conveyance

At closing, Seller will deliver to Buyer the following signed or otherwise appropriately executed documents:

A.            An assignment of the executory contracts set forth on Exhibit A, with evidence of the written consent of the counterpart to such assignment, if such consent is required.

B.             Documents effecting the transfer of all intellectual property, including trademarks, patents, and copyrights, that are part of this purchase and detailed in Exhibits B1 and B2, whether evidenced by contracts, licenses, letters, permissions, assignments, registrations, or letters patent.

C.             Instruments of transfer of all membership units of The Well, LLC, including capital accounts and record books. [TO BE DISCUSSED: Seller has filed or will file any notices required to be filed with any governmental authority, including tax returns for the LLC.]

At closing, Buyer will deliver to Seller an instrument of assumption of the executory contracts set forth on Exhibit A.

13.           Further Assurances

In connection with this agreement and the transactions contemplated hereby, each party will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform its obligations under this agreement and the transactions contemplated hereby.

14.           Disputes

A.            Negotiation

1.             The parties shall attempt in good faith to resolve any dispute arising out of or relating to this agreement promptly by negotiation between executives who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include with reasonable particularity (a) a statement of each party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 30 days after delivery of the notice, the executives of both parties shall meet at a mutually acceptable time and place.

2.             Unless otherwise agreed in writing by the negotiating parties, the above-described negotiation shall end at the close of the first meeting of executives described above (“First Meeting”). Such closure shall not preclude continuing or later negotiations, if desired.

3.             All offers, promises, conduct and statements, whether oral or written, made in the course of the negotiation by any of the parties, their agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation.

4.             At no time prior to the First Meeting shall either side initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by JAMS Rules or by agreement of the parties. However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements of Paragraph 1 above.

5.             All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Paragraphs 1 and 2 above are pending and for 15 calendar days thereafter. The parties will take such action, if any, required to effectuate such tolling.

If the matter is not resolved by negotiation pursuant to Paragraphs 1 through 5 above, then the matter will proceed to mediation as set forth below.

B.            Mediation and Arbitration

The parties agree that any and all disputes, claims or controversies arising out of or relating to this agreement not resolved by negotiation as in section A above shall be submitted to JAMS, or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration pursuant to the clause set forth in Paragraph 5 below. Mediation and arbitration shall be held in San Francisco, California, or at such place as both parties agree.

1.	Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested.

2.
The parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and in scheduling the mediation proceedings. The parties agree that they will participate in the mediation in good faith and that they will share equally in its costs.

3.
All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non- discoverable as a result of its use in the mediation.

4.
Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or at any time following 45 days from the date of filing the written request for mediation, whichever occurs first (“Earliest Initiation Date”). The mediation may continue after the commencement of arbitration if the parties so desire.

5.
At no time prior to the Earliest Initiation Date shall either side initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by JAMS Rules or by agreement of the parties. However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements of Paragraph 3 above.

6.
All applicable statutes of limitation and defenses based upon the passage of time shall be tolled until 15 days after the Earliest Initiation Date. The parties will take such action, if any, required to effectuate such tolling.

7.
The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

15.           Entire Agreement

This is the entire agreement between the parties. It replaces and supersedes any oral agreements between the parties, as well as any prior writings.

16.           Modification

This agreement may be modified only by a written amendment signed by both parties.

17.           Governing Law

This agreement will be governed by and interpreted under the laws of the state of California, without giving effect to any choice of laws or conflict of laws provision or rule whether of the State of California, or any other jurisdiction, that would cause the application of the laws of any jurisdiction other than the State of California.

18.           Severability

If a court or arbitrator determines that a provision in this agreement is invalid or not enforceable, that determination will affect only that provision. The provision will be modified only to the extent needed to make it valid and enforceable. The rest of the agreement will be unaffected.

19.           Notices

All notices, requests, demands, claims and other communications under this agreement shall be in writing. Any notice, request, demand, claim or other communication shall be deemed duly given (a) when delivered personally to the recipient, (b) one business day after being sent to the recipient by overnight courier service (charges prepaid), (c) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (d) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	With a copy to:

Cynthia Jeffers, CEO	Bradley J. Gersich, Esq.
Salon Media Group, Inc.	DLA Piper LLP
101 Spear Street, Suite 203	2000 University Avenue
San Francisco, CA 94105	East Palo Alto, CA 94303
Telephone:(917) 805-5987	Telephone: (650) 833-2000
Fax: (415) 645-9202	Fax: (650) 833-2001
Email: cindy@salon.com	Email: bradley.gersich@dlapiper.com

If to Buyer:	With a copy to:

Earl Crabb, CEO	Michael C. Berch, Esq.
The Well Group, Inc.	Hemispheres Law Group
1195 Park Avenue, #206	548 Market St., #27340
Emeryville, CA 94608	San Francisco, CA 94104
Telephone:	Telephone: (415) 894-5709
Fax:	Fax: (415) 795-1661
Email: esoft@well.com	Email: mcb@hemispheres.pro

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of this 21 day of September, 2012.

THE WELL GROUP, INC., a California Corporation

By:	/s/ Earl Crabb

Earl Crabb, CEO

SALON MEDIA GROUP, INC., a Delaware Corporation

By:	/s/ Cynthia Jeffers

Cynthia Jeffers, CEO

EXHIBIT A

1.             Member Agreements between Seller and/or the Well, on the one hand, and its members, on the other hand.

2.             Master Subscription Agreement with Aria Systems, Inc., for billing, customer management, and related services.

EXHIBIT B1

1.             Word mark (service mark) “THE WELL”, USPTO Registration 3139015, and all related, subordinate, graphical or pictorial marks, registered or unregistered. Seller shall retain a non-exclusive, limited license to use the word mark “THE WELL” in government filings, announcements of the transaction, and factual or historical references on Salon.com.

2.             The Internet domain “well.com”, “thewell.org”, “thewell.com” and “well.net” registered with eNom, and all associated subdomains.  The host names “Zimbra”, “Newsmtp”, “www”, “well”, and “palantir”.

EXHIBIT B2

1.              To the extent and only to the extent transferable without the consent of Well Engaged, Inc., Seller’s interest in the Well Engaged Discussions software package (“Engaged”), owned by Well Engaged, Inc. and licensed to Seller.

2.              To the extent and only to the extent transferable without the consent of NETI, Inc., Seller’s interest in the Picospan conferencing program and database (“Picospan”) owned by NETI and licensed to Seller.

3.              License to Amazon Instances under the Amazon Web Services Agreement between Amazon, Inc. and Seller.

EXHIBIT C

1.             All  Amazon Web Services (AWS), Amazon Elastic Compute Cloud (EC2), or Amazon Storage instances and virtual hosts associated with the Business, including all computer files of all types thereon, and all backups and archives, wherever located, including all required access codes, passwords or passphrases, accounts, or other means of access thereto.

2.             All current customer lists, contact information, and payment information (account status and means of payment, including credit or debit card numbers, electronic payment information such as ACH routing numbers and bank account numbers), along with evidence of the customer's consent for periodic charges.

3.             Copies of agreements with current users, whether in paper or electronic form.

4.             List of all persons currently having privileged access (“root”, “admin”, or equivalent) to the computer systems constituting the Business, including the conferencing system(s), web server(s), email server(s), accounting system(s), and network equipment.

5.             Account information, contact information, and passwords for the following vendor accounts:

a.	Amazon Web Services

b.	Aria Systems, Inc.